                                                                   EXHIBIT 10.16


                            TOKUMEI KUMIAI AGREEMENT

This Tokumei Kumiai Agreement is made this 1st day of April, 2000, between Baxter Limited, a company organized under the laws of Japan having its head office at 4, Rokubancho, Chiyoda-ku, Tokyo, Japan (the "Operator"), and Edwards Lifesciences Finance Limited, a company established under the laws of Japan having its head office at __________________ (the "Investor").

                                  WITNESSETH:

WHEREAS, the Operator has been engaged in various businesses in Japan, including: (i) the cardiovascular business described in Exhibit A hereto("CV
                                                        ---------
Business"); (ii) the renal business to manufacture, import, and distribute products and provide services to improve therapies to treat and combat kidney disease; (iii) the biotechnology business to import and distribute products and therapies and to provide services in transfusion medicine; and (iv) the intravenous business described in Exhibit B hereto ("IV Business").
                                  ---------

AND WHEREAS, the Operator has established the CV Business in Japan, possesses all relevant CV Business import licenses in Japan, has established effective distribution channels in Japan, has employees fully dedicated to the success of the CV
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Business in Japan, and desires to increase the value of the CV Business in Japan;

AND WHEREAS, the Operator has established the IV Business in Japan, possesses all relevant IV Business import licenses in Japan, has established effective distribution channels in Japan, has employees fully dedicated to the success of the IV Business in Japan, and desires to increase the value of the IV Business in Japan but such business is currently too small to operate economically unless it can share staff and other resources with the CV Business;

AND WHEREAS, the Operator desires current access to capital, for purposes of the CV Business and IV Business and for purposes of a one-time loan of unused funds to certain Affiliates of Operator, in a form which will complement its future financing options and decisions, and which will not inhibit its ability to engage in future financings related to any of its businesses;

AND WHEREAS, the Operator wishes to increase the value of its CV Business and IV Business in Japan, but also desires to reduce its overall exposure to the annual variability in the profitability of the CV Business, and wishes to grow the small IV Business to a size where it can economically operate as a stand alone division independent of the CV Business;

AND WHEREAS, as an eigyo sha of a tokumei kumiai ("TK") as described in Articles 535 through 542 of the Japanese Commercial Code, the Operator is willing to (i) contribute the IV Business for a period of no less than 21 months,

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subject to Article 11 hereof, and (ii) provide the Investor, as a tokumei kumiai'in of a TK, with a share of the annual profits or losses of the CV Business and the IV Business, in recognition of the following consideration from the Investor:

* the amount of the TK contribution under this Agreement;

* the willingness of the Investor to forego any right to share in any appreciation in the value of the CV Business and the IV Business over the term of this Agreement;

* the willingness of the Investor to grant the Operator the right to exclude the IV Business from the definition of TK Business pursuant to Article 11 hereof;

AND WHEREAS, the Investor desires to provide financing, through the contribution as the Investor, to the Operator and to receive profits or losses realized from the CV Business and IV Business, subject to the risks and rewards of the CV Business and IV Business, in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good consideration, the parties hereto agree as follows:

Article 1.  Definitions
            -----------
In this Agreement the following expressions shall, except where the context otherwise requires, have the following respective meanings:

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"Account" shall mean the deposit account in the name of the Operator established at the head office of Bank of Tokyo-Mitsubishi or such other bank accounts as may be established by the Operator from time to time and notified to the Investor.

"Affiliate" shall mean, with respect to either party, a juridical person (i) that owns, directly or indirectly, at least fifty percent (50%) of the voting shares or ownership interest in such party, or (ii) at least fifty percent (50%) of the voting shares or ownership interest of which are owned, directly or indirectly, by an Affiliate as defined in item (i).

"Agreement" shall mean this Tokumei Kumiai Agreement, as originally executed by the parties hereto and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

"Auditor" shall mean PricewaterhouseCoopers or such successor firm (also serving as general corporate auditor for the Operator) as may be appointed by the Operator.

"Capital Contribution" shall mean the amount that the Investor shall contribute to the Operator pursuant to Article 4 herein. The parties hereto hereby confirm that the Capital Contribution has been determined after considering (i) the fair market value of the CV Business and the IV Business of the Operator, which have been appraised by PricewaterhouseCoopers as of February 29, 2000,

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and (ii) the value of the one time loans included within the TK Business.

"CV Business" shall have the meaning set forth in the first recital and shall include, after the date hereof, all activities conducted by Operator pursuant to the Japan Distribution Agreement.

"Effective Date" shall mean the date first written above or such other date as the parties hereto agree.

"Fiscal Period" shall mean each month following the Effective Date. The first Fiscal Period shall commence on the Effective Date and end on April 30, 2000.

"IV Business" shall have the meaning set forth in the first recital.

"Investor's Allocation Formula" shall mean 90% of the "Net Profits" or "Net Losses", as the case may be, plus 10% of the

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"Notional Yield" and, in accordance with Article 5, Paragraph 3, below, shall not include Profits or Losses attributable to realized or unrealized appreciation or depreciation of the TK Business or the Property upon expiration or termination of this Agreement.

"Japan Distribution Agreement" shall mean the Japan Distribution Agreement dated as of March 31, 2000 between Operator and Edwards Lifesciences LLC, an Affiliate of Investor, as the same may be amended from time to time.

"Losses" shall mean the net Loss Before Income Tax, if any, of the Operator arising from the operation of the TK Business as shall be determined by the Operator in accordance with generally accepted accounting principles applicable in Japan, subject to audit review rights as set forth in Article 8 below.

"Net Losses" shall mean, for any Fiscal Period, (i) the excess, if any, of the "Notional Yield" over the "Profits" for such Fiscal Period or (ii) the "Losses", less the "Notional Yield" (i.e. the Notional Yield amount will increase the Net Losses) for such Fiscal Period.

"Net Profits" shall mean, for any Fiscal Period, the excess, if any, of the "Profits", over the "Notional Yield" for such Fiscal Period.

"Notional Yield" shall mean the monthly return on a notional investment of [(Yen) 23.2 billion], paying a rate of return equivalent to the annual coupon rate as of the Effective Date on ten-year Japanese Government Bond plus [50] basis points.

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"Operator's Allocation Formula" shall mean 10% of the "Net Profits" or "Net
Losses", as the case may be, plus 90% of the "Notional Yield".

"Payment Date" shall mean April 3, 2000.

"Profits" shall mean the net Income Before Income Taxes, if any, of the Operator arising from the operation of the TK Business as shall be determined by the Operator in accordance with generally accepted accounting principles applicable in Japan, subject to audit review rights as set forth in Article 8 below.

"Property" shall mean all of the assets and property of the Operator which are utilized by the Operator in the operation of the TK Business.

"TK Business" shall mean the CV Business, the IV Business and the one-time loan of unused funds to certain Affiliates of Operator.

"Tokumei Kumiai" shall mean the tokumei kumiai relationship established pursuant to the terms of this Agreement and Articles 535 through 542 of the Commercial Code of Japan.

Article 2.  The Tokumei Kumiai
            ------------------

(1) The purpose of the Tokumei Kumiai shall be to achieve the business objectives of the Operator and the Investor as summarized above, and to allocate and distribute the Profits or Losses of the TK Business between the Investor and the Operator in accordance with the terms of this Agreement.

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(2)  The Operator shall use the Capital Contribution for purposes of the TK
     Business.

(3) The Operator shall use reasonable care in the conduct the TK Business with the intention of preserving the Property and maximizing the Profits, but shall not be liable to the Investor in the absence of gross negligence or willful or wanton misconduct.

(4) The TK Business shall be conducted by and under the name of the Operator as a separate division.

(5) The Investor acknowledges and agrees that it shall have no ownership rights or claims whatsoever in respect of the Property and shall have no right to participate in the operation or management of the TK Business, which in all respects shall be conducted solely by the Operator, except to give consent to the appointment of the managers of the TK Business, and to participate in the results thereof in the manner and to the extent as provided herein.

(6) The Operator acknowledges and agrees that this Agreement does not constitute the Operator as an agent or legal representative of the Investor for any purpose and that the Operator is not authorized to assume or create any obligation or responsibility, expressed or implied, on behalf or in the name of the Investor, or to bind the Investor in any manner.

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Article 3.  Representations and Warranties of the Operator
            ----------------------------------------------

The Operator hereby represents and warrants to the Investor as follows:

(1)  Authority of Operator
     ---------------------

The Operator has full power, authority and legal right to enter into this Agreement, to perform its obligations hereunder and to conduct the TK Business.

(2)  Government and Third Party Consents
     -----------------------------------

No material consent, authorization, license, permit, registration or approval of, or other action by, or notice to, any governmental or public body or authority or any other party is required in connection with the Operator's execution and delivery of this Agreement or the performance by the Operator of its obligations hereunder.

(3)  Effect of Agreement
     -------------------

The Operator's execution and delivery of this Agreement, performance of the Operator's obligations hereunder and consummation of the transactions contemplated hereby will not (a) violate any provision of any material statute, law, act, ordinance, or other code, decree, order, rule, regulation, license, permit, authorization of any governmental body or court to which Operator is subject; or (b) violate any material judgment, order, writ, injunction or decree of any court applicable to the Operator.

(4)  Restrictive Documents
     ---------------------

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The Operator is not subject to, or a party to, any material mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other material restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Operator with the terms, conditions and provisions hereof or the continued operation of the Operator's business after the date hereof on substantially the same basis as heretofore operated, aside from that certain Option Agreement dated March 31, 2000 between Operator and Edwards Lifesciences Limited, which has been disclosed to the Investor.

(5)  Financial Statements
     --------------------

The Operator has heretofore furnished the Investor with copies of (1) the income statements of the Operator for the period from April 1, 1998 through March 31, 1999 and for the period from April 1, 1999 through December 31, 1999, and (2) the balance sheets of the Operator as of March 31, 1999 and December 31, 1999, all of which financial statements have been attached as Exhibit C hereto (the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of the Operator as of the dates and for the periods therein specified in conformity with generally accepted accounting principles applicable in Japan, except, in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end audit adjustments.

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(6)  No Adverse Changes
     ------------------

Since December 31, 1999 there has not been (a) any material adverse change in the financial condition or in the results of operations, business, prospects, Property or assets of the Operator; (b) any material loss, damage, destruction or other casualty to the Property or assets of the Operator not covered by insurance; (c) any material change in any material method of accounting or accounting practice; (d) any material adverse change in the relationships of the Operator with its principal suppliers, customers or employees; (e) any material capital expenditure by the Operator or commitment therefore not provided for in the Operator's business plan provided to the Investor; (f) any amendment or termination of any material contract, lease or other instrument to which it is a party or any agreement to amend or terminate any such contract, lease or instrument; and (g) any sale, assignment or transfer of any material asset or Property of the Operator.

(7)  Litigation
     ----------

Except for the case of Nippon Zion v. Baxter Limited, currently pending in the
                       -----------------------------
Tokyo District Court and previously disclosed to Investor, there are no material actions, suits, proceedings or investigations pending or, to the best knowledge of the Operator, threatened against the Operator which might materially adversely affect the CV Business, the IV Business, the Property, or any other assets or rights of the Operator.

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Article 4.  Capital Contributions
            ---------------------

(1) The Investor shall transfer 23.2 billion yen ((Yen) 23,200,000,000) in immediately available funds to the Account as its Capital Contribution to the Operator on the Payment Date.

(2) The Investor shall make additional Capital Contributions to the Operator on a monthly basis, if and as required by Article 5(5), such that the remaining balance of the Investor's original Capital Contribution shall not be diminished by the portion of Net Losses allocable to the Investor under the Investor's Allocation Formula.

Article 5.  Distribution and Allocation of Profits and Losses
            -------------------------------------------------

(1) The Operator shall compute the Profits or Losses, as the case may be, and Notional Yield for each Fiscal Period, and notify the Investor of the same. The Profits and Losses shall include actual interest earned from the one-time loan of unused funds to certain Affiliates and shall be determined after allocating the costs and expenses of the Operator between the CV Business, the IV Business and its other businesses in a reasonable manner to be separately determined between the Operator and the Investor. If any subsequent adjustments are required (by reason of audit or otherwise) to the Net Profits or Net Losses computed for any particular Fiscal Period, those adjustments shall be taken into account in

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     determining Net Profits or Net Losses for the Fiscal Period in which such adjustments are made.

(2) Subject to Article 6, the Operator shall allocate the Net Profits, Net Losses, and Notional Yield for each Fiscal Period to the Investor in accordance with the Investor's Allocation Formula.

(3) Profits or Losses attributable to unrealized appreciation or depreciation of the CV Business, the IV Business or the Property (or to appreciation or depreciation realized as a result of the expiration or termination, or any event that causes the expiration or termination, of this Tokumei Kumiai Agreement, or as a result of a disposition event described in Article 12(3) below), shall, upon expiration or termination of this Tokumei Kumiai Agreement pursuant to Article 12, be allocated wholly to the Operator.

(4) The amount of the Net Profits and Notional Yield allocated to the Investor pursuant to Article 5(2) shall be distributed to the Investor within 25 days after the end of the applicable Fiscal Period, by remitting cash to the bank account of the Investor notified to the Operator. For avoidance of doubt, unused funds lent out under the TK Business shall be deemed available for remittance up to the amount of any such distribution. The remaining Net Profits and Notional Yield, being those allocated to the Operator, shall be deemed to be distributed to the Operator at the same time.

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(5)  If, for any Fiscal Period, Net Losses are allocated to the Investor pursuant to Article 5(2), the Investor shall make an additional Capital Contribution equal to the amount of such allocated Net Loss to the Operator within [25] days after the end of the applicable Fiscal Period.

Article 6.  Liability of the Operator
            -------------------------

All obligations and liabilities of any kind incurred with respect to the CV Business and IV Business shall be liabilities of the Operator and not the Investor. However, liabilities incurred by the Operator with respect to the CV Business or IV Business, including product liabilities attributable to the CV Business or IV Business, will be included within the computation of Profits and Losses herein for the periods in which they accrue.

Article 7.  Rights of Investor
            ------------------

The Investor, its employees, directors or agents, may after giving prior written notice to the Operator, during the Operator's regular business hours, examine the condition of the Property and the activities of the Tokumei Kumiai and audit the Tokumei Kumiai's books of account and other records at its own cost.

Article 8.  Accounting
            ----------

(1) The Operator shall prepare and maintain accurate books of account and records covering all transactions relating to the TK Business.

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(2)  The Operator shall, within 10 days after the end of each Fiscal Period, prepare and deliver to the Investor a report concerning the TK Business for the relevant Fiscal Period.

(3) The Operator shall, within 90 days after the end of each calendar year, provide to the Investor audited financial statements of the Tokumei Kumiai for that calendar year.

(4) The Operator shall, within 90 days after the expiration or the termination of this Agreement, provide to the Investor audited financial statements with respect to the Tokumei Kumiai for the period commencing the day following the end of its immediately preceding calendar year and ending as of the date of the expiration or the termination.

(5) The Investor shall be entitled to request the production of audited financial statements for any Fiscal Period or Fiscal Periods. If the Operator does not agree with the results of any such audit, such dispute will be resolved pursuant to Article 21. The cost of any such additional audits shall be charged to the Tokumei Kumiai; provided, however that if a discrepancy of more than 5% of the reported Profit or Loss for the Fiscal Period or Fiscal Periods subject to audit is ultimately found to exist between the audit performed by the Investor (as adjusted pursuant to the dispute resolution procedures of Article 21) and the financial information provided to the Investor by the Operator, the cost of the audit shall be borne by the Operator.

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Article 9.   Assignment
             ----------
(1) The Operator shall not be permitted to assign any of its rights, duties or obligations under this Agreement to any non-Affiliates without the prior written consent of the Investor.

(2) The Investor shall be permitted to assign any or all of its rights under this Agreement to any third party without the consent of the Operator.

Article 10.  Term
             ----

This Agreement shall take effect on the Effective Date and shall continue in force for a period of ten years, subject to the termination provisions described in Article 12, below. At the expiration of such term, the parties may mutually agree to renew this Agreement with such changes as may be warranted by changes in circumstances during the initial ten year term.

Article 11.  Modification of TK Business
             ---------------------------

(1) The Operator retains the right, within its sole discretion, to modify the definition of the TK business to exclude the IV Business. If the Operator does not exercise such rights under this Article, the IV Business will continue to be part of the definition of the TK Business.

(2) The Operator will not modify the definition of the TK Business to exclude the IV Business for a period of twenty-one (21) months from the Effective Date of this

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     Agreement, except subject to the notice and modification fee clauses described within this Article.

(3) If the Operator wishes to modify the definition of the TK Business to exclude the IV Business, it must provide written notice to the Investor at least six months prior to the effective date of such modification under this Article.

(4) If the Operator provides such notice such that the effective date of such modification is within the period described in Clause 2 of this Article, the Operator will pay to Investor a modification fee equal to the expected allocation to Investor related to the IV Business for the remaining portion of the twenty-one month period, based on an expected allocation of [20 million Yen] per month.

(5) The expenses relating to the modification of the TK Business pursuant to this Article will not be reflected in the financial statements of the TK Business.

Article 12.  Termination
             -----------
(1) The Investor may terminate this Agreement in the event any material breach by the Operator of a term of this Agreement occurs which is not rectified within 60 days after receipt by Operator of written notice of breach from the Investor; provided, however, that if Operator disputes such termination, this Agreement shall remain in full force and effect until completion of the dispute resolution procedures in Article 21.

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(2)  The Agreement shall terminate in the event either party 1) enters bankruptcy, corporate reorganization or similar proceedings or 2) is dissolved or liquidated, unless the relevant party assigns its rights and obligations to another entity as permitted under the terms of Article 9.

(3) This Agreement shall terminate immediately prior to the disposition by the Operator of any substantial portion of the CV Business outside of the ordinary course of business, unless the Investor provides written consent to an assignment of the Operator's rights and obligations under this Agreement to the Purchaser pursuant to the terms of Article 9.

(4) The provisions of Article 10 of this Agreement notwithstanding, if Operator shall provide notice in writing of a desire to terminate this Agreement at any time prior to the tenth anniversary of the Effective Date, then this Agreement shall be terminated on the date that falls six months following the Investor's receipt of such notice.

(5) The provisions of Article 10 of this Agreement notwithstanding, this Agreement may be terminated at any time by the written mutual agreement of the parties specifying the effective date of such termination.

Article 13.  Consequences of Expiration or Termination
             -----------------------------------------

(1) In the event of the expiration of this Agreement or the termination of this Agreement pursuant to Article 10 or

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     12 herein, the Operator shall (i) distribute to the Investor, within five
     [(5)] days after such expiration or termination, cash in an amount equal to the Capital Contribution, less any Net Losses allocated to the Investor pursuant to this Agreement which have not been followed by additional Capital Contributions, as prescribed in Article 4, above, and (ii) provide to the Investor, within ninety (90) days after the date of such expiration or termination, audited financial statements with respect to the Tokumei Kumiai and a full and proper accounting of Profits, Losses and Notional Yield as of the date of the expiration or the termination in accordance with Article 8(4). At the time the audited financial statements are provided pursuant to the preceding sentence, the Operator shall distribute to the Investor its share of Net Profits (excluding any and all unrealized appreciation or depreciation in the value of the CV Business and the IV Business) and Notional Yield accrued under the principles of Article 5(2) as of the date of such expiration or termination and to the extent not previously distributed to the Investor. In no event shall the Investor acquire any right or interest in the Property (including any appreciation in the value thereof) or in the CV Business or the IV Business.

(2) If, at any time following the expiration or termination of this Agreement, the Operator shall pay any liability arising from the operation of the TK Business during the term of this Agreement (including, without limitation, contingent liabilities incurred during the term this

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     Agreement) and that was not taken into account in determining Net Profits and Net Losses hereunder, the Investor shall reimburse the Operator for 90% of such amount within ten (10) business days after receipt of notice thereof from the Operator.

(3) If, at any time following the expiration or termination of this Agreement, the Operator shall receive any payment that results from the operation of the TK Business (other than the one-time loan of cash to Affiliates of the Operator) during the term of this Agreement (including, without limitation, any reimbursement of liabilities pursuant to the Japan Distribution Agreement) and that was not taken into account in determining Net Profits and Net Losses hereunder, the Operator shall pay 90% of such amount to Investor within [ten (10) business days] after Operator's receipt of such payments.

(4) The provisions of Clauses (2) and (3) of this Article 13 shall survive the expiration or termination of this Agreement.

Article 14.  Notices
             -------

All notices, requests, demands or other communications that shall or may be given hereunder shall be in writing in the English language and shall be deemed to have been duly given or made:

(a)  at the time of delivery to a duly authorized person, if delivered by hand;

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    (b)  upon receipt, if made by letter, or

    (c)  if given by telefax when confirmed by telephone or return telefax.

Such notices, requests, demands or other communications shall be dispatched to or given at:

If to Investor:

         Baxter Limited
         4, Rokubancho, Chiyoda-ku
         Tokyo 102-8468 Japan
         Attention:________________
         Telefax: 81-3-5213-5111

If to Operator:

         [Edwards - Please provide]

              Telefax:  ____________

or such other person, address or number as either party may designate in writing to the other by a similar notice.

Article 15.  Amendments
             ----------

This Agreement may not be renewed, amended or modified in any manner, except by an instrument in writing signed by an authorized representative of Investor and the President of Operator.

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Article 16.  Waiver
             ------

The waiver, express or implied, by either of the parties hereto of any right hereunder or of any failure to perform any term of this Agreement or breach hereof by the other party hereto shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform any term of this Agreement or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

Article 17.  Severability
             ------------

Should any provision of this Agreement be held in whole or in part invalid or unenforceable, such provision or part thereof shall be deemed deleted from this Agreement and, to the extent not so held invalid or unenforceable, each provision hereof shall remain in full force and effect. In the event any provision deleted hereunder is deemed by either party to be a material provision hereof, the parties shall negotiate in good faith a mutually acceptable substitute provision that gives full effect to the spirit and intent of this Agreement.

Article 18.  Confidentiality
             ---------------

Neither the Operator nor the Investor may divulge the contents of this Agreement or any information with respect to the operation of the Tokumei Kumiai or the other party; provided that this restriction shall not apply, (i) in the event disclosure is requested by appropriate authorities pursuant to statutory authority or (ii) either party determines, with the advice of counsel, that such disclosure

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

is desirable or required pursuant to applicable securities laws.

Article 19.  Late Interest
             -------------

In the event the Operator or the Investor shall be late in the payment of money provided for in this Agreement, such party shall pay interest at the rate of 3% over the then-effective Japanese long-term prime rate per annum in respect to the relevant outstanding amount for the period from and including the date payment thereof was due until and including the date full payment thereof is made.

Article 20.  Governing Law
             -------------

This Agreement shall be executed in the English language and shall be governed by and construed in accordance with the laws of Japan.

Article 21.  Dispute Resolution
             ------------------

(1) Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article XXI which shall
                                                         -----------
     be the sole and exclusive procedures for the resolution of any such disputes.

(2) The parties will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) promptly by negotiations between executives who have

                                     - 23 -
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     authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. Either party may give the other party written notice (an "Escalation Notice") of any dispute not resolved in the
                         -----------------
     normal course of business. Within fifteen days after delivery of the Escalation Notice, the receiving party shall submit to the other a written response. The Escalation Notice and the response thereto shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the Escalation Notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(3) Any dispute, claim or controversy arising out of or relating to this Agreement or its breach, termination or validity which has not been resolved by the specified non-binding procedure set forth in clause (2) above within 90 days of the date of delivery of the Escalation Notice shall be finally settled by arbitration in Tokyo

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     pursuant to the Commercial Arbitration Rules of the Japan Commercial
     Arbitration Association

Article 22.  Section Headings
             ----------------

The headings in this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision thereof.

Article 23.  Copies
             ------

This Agreement shall be executed in two (2) original copies, with the Operator and the Investor each retaining one original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Baxter Limited                             Edwards Lifesciences
                                           Finance Limited



______________________                     _________________________
Name:                                      Name:
Title:                                     Title:

                                                                       Exhibit A
                                                                       ---------

                                  CV Business
                                  -----------

The Cardiovascular Group sells or is engaged in the development of following product categories in Japan through its three business units (Cardiovascular Surgery, or CVS, Anesthesia and Medication Delivery, or AMD, and Vascular and Interventional Cardiology, or VIC):

 . Tissue and mechanical heart valves and rings, pericardial patches, oxygenators, and cardiopulmonary bypass circuits including reservoirs and arterial filters, cardioplegia devices, heart-lung machines, centrifugal pumps, arterial and venous cannulae, CDI oxygen monitor cells, Novacor left ventricular assist devices

 . Thermo-dilution (Swan-Ganz) catheters, pacing catheters, central venous catheters, venous introducers, Invos cerebral tissue oxygen monitor devices, VIA continuous arterial blood gas monitor devices

 . Direct blood pressure monitor kit, disposable pressure transducers, Embolectomy (Fogarty) catheters, Lifepath abdominal aortic aneurysm endovascular graft system, Datascope intra-aortic balloon pumps and catheters, VasoSeal collagen hemostasis devices, UniCath percutaneous transluminal coronary angioplasty balloon catheters and stents, Medtronic pacemakers

The Cardiovascular Group in Japan also manufacturers Custom Pac cardiopulmonary circuits and direct blood pressure monitor kits at the Miyazaki plant.

                                                                       Exhibit B
                                                                       ---------


                                  IV Business
                                  -----------

The IV Business consists of the importation and distribution of the following products and product categories (as the same exist on the date hereof) in Japan:

 . Infusors, TUR solutions and sets, EIS infusion pumps and Interlink products, epidural trays [and Sabratek pumps]